SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 31, 2009

 Zynex, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other	(Commission	(I.R.S. Employer
Jurisdiction	File Number)	Identification No.)
of incorporation)

8022 Southpark Circle, Suite 100, Littleton, CO	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  (303) 703-4906

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

See Item 4.02 below for information regarding estimated revenues and net income for the year ended December 31, 2008.

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On March 31, 2009, the Board of Directors and Audit Committee of Zynex, Inc. concluded that Zynex’s unaudited financial statements for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, included in its Quarterly Reports on Form 10-Q for those quarters, should be revised to reflect adjustments to Zynex’s allowance for provider discounts, accounts receivable and net revenue for such periods.  Accordingly, the unaudited financial statements and press releases on results for these quarters should not be relied upon.

These quarterly adjustments were determined after an evaluation of adjustments identified in connection with the 2008 year-end closing and the audit of the 2008 financial statements.  Zynex will restate its unaudited financial statements for the first three quarters of 2008.  Zynex will include restated information regarding these quarters in its Annual Report on Form 10-K for the year ended December 31, 2008 or will amend its Quarterly Reports on Form 10-Q for the first three quarters of 2008.  Zynex believes that there will not be a restatement of 2007 financial statements.  Zynex intends to file its Annual Report on Form 10-K for the year ended December 31, 2008 as soon as practicable.

The adjustments identified in connection with the year-end closing and 2008 year-end audit result in a decrease in net accounts receivable and related net revenues of approximately $5.1 million as of and for the year ended December 31, 2008.  A substantial part of these adjustments applies to the first three quarters of 2008.  These adjustments are based on a re-evaluation of the estimated allowance for provider discounts that management believes should have been utilized in 2008.  The change in the provider discount rates is based on management’s analysis of business conditions, recent rates of collection and additional methodologies that the Company applied in estimating these rates at year end, which management believes are more accurate than previously applied rates during the quarterly periods in 2008.  Zynex’s allowance for provider discounts is recorded to account for the risk of non-payment arising from reimbursements from insurance providers that are less than amounts claimed, amounts subject to patients’ deductibles and benefit denials.

Zynex’s management estimates, that, after taking into account the unaudited impact of the adjustments, the results for the year ended December 31, 2008 will be approximately as follows:

Net Rental and Sales Revenue	$11,750,000
Income Before Taxes	$330,000
Net Income	$215,000

These unaudited amounts are subject to change until the 2008 financial statements are finalized.

Zynex’s management is developing new methodologies that it believes will identify changes in collections of accounts receivable and business conditions in order to make more accurate estimates of the allowance for provider discounts on a timely basis.

Zynex’s Board of Directors, Audit Committee and management discussed the matters described above with GHP Horwath, P.C., the Company’s independent registered public accounting firm.

A copy of a press release concerning these matters is Exhibit 99.1 to this Report.

Item. 8.01  Other Events

Pursuant to terms of the revolving credit facility with Marquette Healthcare Finance, Zynex is to provide accurate financial statements prepared in accordance with generally accepted accounting principles to Marquette.  Representations and financial covenants on the subject may be breached by the proposed restatement of unaudited financial statements for the first three quarters of 2008.  In addition, the Company believes that it will be in default in complying with one or more financial covenants, including an EBITDA covenant, as of December 31, 2008 and would also be in potential default under the covenants unless they are revised for 2009.  The Company’s management is discussing with Marquette a waiver or forbearance under the revolving credit facility regarding these defaults.  However, there is no assurance that Zynex will be able to maintain the credit facility in place or obtain the waiver or forbearance of Marquette.

Item 9.01.  Financial Statements and Exhibits

The following exhibit accompanies this Report:

Exhibit No.	Document

99.1	Press Release dated April 1, 2009 regarding adjustments and unaudited quarterly financial statements for the first three quarters of 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynex, Inc. (Registrant)

Date: April 1, 2009	By:	/s/ Fritz Allison
Fritz Allison Chief Financial Officer